Exhibit 99.1

FOR IMMEDIATE RELEASE

                      HEALTH MANAGEMENT, INC.  COMMENTS ON
                          TRANSWORLD/COUNSEL AGREEMENT

BUFFALO GROVE, IL -- AUGUST 15, 1997 ... Health Management, Inc. (the "Company") (NASDAQ SmallCap: HMIS) announced today that its 49% stockholder and major creditor Transworld HealthCare, Inc. ("Transworld") issued a press release on August 14, 1997 stating that Transworld and Counsel Corporation ("Counsel") have entered into an agreement relating to the sale of all of the business and operations of the Company. The agreement calls for the purchase of the assets of the Company by Counsel for approximately $40 million.

The Company is not a party to the Transworld/Counsel agreement. The Company, however, has agreed to allow Counsel to conduct due diligence and has agreed to refrain from pursuing alternative transactions until September 30, 1997. The Company has agreed to merge with a subsidiary of Transworld. The merger agreement provides that the Company's stockholders will receive $0.30 per share upon the consummation of the merger. As previously announced, Transworld had advised the Company that it will not be in a position to conclude the merger in the near future. Either party can now terminate the merger agreement at any time.

As described in the Transworld announcement, the closing of its transaction with Counsel is subject to various conditions and the purchase of the Company by Transworld in the merger, or alternatively, Counsel entering into an agreement with the Company. Accordingly, it is not clear whether Transworld intends to consummate the merger. If the merger is not consummated the HMI stockholders will not receive the $0.30 per share consideration provided for in the merger agreement. Furthermore, if the merger is not consummated and the transaction with Counsel proceeds as a purchase of assets, it is not clear what consideration, if any, would be paid to HMI stockholders.

The Company continues to experience severe financial difficulties and if not stabilized through the above-described transactions or an alternative transaction, it may have to seek protection under the Federal Bankruptcy Laws.

Separately, HMI announced that Jim Nicol has entered into an agreement with the Company to step down as President and Chief Executive Officer of the Company, although he will continue to have an active role advising the Company as a member of the Board of Directors. Jim Mieszala, 46, formerly the Chief Operating Officer of HMI, has been named President and CEO.

Health Management, Inc. is a national provider of integrated pharmacy management services to patients with chronic medical conditions and to health care professionals, drug manufacturers and third-party payers involved in their care.

Except for historical information contained herein, the statements made in this release constitute forward looking statements that involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward looking statements, including those risks detailed from time to time in the Company's reports on file at the Securities and Exchange Commission.


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For Additional Information:
At HMI:
Jim Mieszala, President & CEO
847-913-2419

At Edelman Financial:
Joe Kist or Julia Kohn (Investors)
212-704-8239 or 212-704-8101